Exhibit 15.3

2 May 2022

To:	China Online Education Group (the “Company”)
Room 607, Yuemeite Building, No.1 Gaoxin South 7th Road,
High-tech Zone, Yuehai Street, Nanshan District, Shenzhen, Guangdong Province 518063,
The People’s Republic of China

Gentlemen:

We hereby consent to the reference to our firm in China Online Education Group’s annual report on Form 20-F for the fiscal year ended 31 December 2021, which will be filed by China Online Education Group on 2 May 2022 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements on Form S-8 (No. 333-213457), Form S-8 (No. 333-229055) and Form F-3 (No. 333-237575). We also consent to the filing of this consent letter as an exhibit to such annual report on Form 20-F.

Sincerely,

/s/ LEE YU RIGETS LAW
LEE YU RIGETS LAW